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                 SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS
                               DATED JULY 15, 1998
                    OF NETMANAGE, INC. AND FTP SOFTWARE, INC.

                                 August 10, 1998


         This Supplement is being furnished to the stockholders of NetManage, Inc. ("NetManage") in connection with the solicitation of proxies by the NetManage Board of Directors for use at a Special Meeting of the NetManage Stockholders (the "NetManage Meeting") to be held at 9:00 a.m., local time, on August 26, 1998, at the corporate offices of NetManage, 10275 North De Anza Boulevard, Cupertino, California 95014, and at any and all adjournments or postponements thereof.

         This Supplement is also being furnished to the stockholders of FTP Software, Inc. ("FTP") in connection with the solicitation of proxies by the FTP Board of Directors for use at a Special Meeting of the FTP Stockholders (the "FTP Meeting") to be held at 10:00 a.m., local time, on August 26, 1998, at the Rolling Green Inn/Ramada, 311 Lowell Street, Andover, Massachusetts 01810, and at any and all adjournments or postponements thereof.

         This Supplement updates and supplements the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") of NetManage and FTP dated July 15, 1998, which has previously been mailed to stockholders of NetManage and FTP in connection with the proposed merger (the "Merger") of Amanda Acquisition Corp., a wholly-owned subsidiary of NetManage ("Merger Sub"), with and into FTP, with FTP surviving the Merger as a wholly-owned subsidiary of NetManage, pursuant to an Agreement and Plan of Reorganization dated as of June 15, 1998, as amended (the "Reorganization Agreement"), among FTP, NetManage and Merger Sub. A proxy was enclosed with the Joint Proxy Statement/Prospectus.

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         Pursuant to the Merger, each share of the common stock, par value $0.01 per share, of FTP will be converted into the right to receive, subject to downward adjustment as described below, 0.72767 of a share (the "Exchange
Ratio") of the common stock, par value $0.01 per share, of NetManage ("NetManage Common Stock"), subject to the terms and conditions of the Reorganization Agreement. Because FTP has met certain of the financial tests set forth in the Reorganization Agreement, as described below, the Exchange Ratio would not be adjusted if the closing of the Merger occurs before August 31, 1998, as currently expected.

         Under the Reorganization Agreement, the Exchange Ratio may be adjusted downward if FTP's net revenues for the second quarter of 1998 plus (A) the amount by which FTP's net revenues for July 1998 in excess of $2,450,000, if the Merger closes before August 31, 1998, or (B) the amount by which FTP's net revenues for July and August 1998 in excess of $4,900,000, if the Merger closes on or after August 31, 1998, are less than $9,000,000. FTP's second quarter net revenues were $8,328,000. FTP today announced that its net revenues for July 1998 were in excess of $3,122,000 and are expected to total between $3.9 million and $4.3 million. Therefore, given FTP's net revenues of $8,328,000 for the second quarter of 1998 and its net revenues for July 1998 in excess of $3,122,000, there would be no adjustment to the Exchange Ratio if the Merger closes before August 31, 1998, as currently expected. If the Merger closes on or after August 31, 1998, in order for there
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to be no adjustment to the Exchange Ratio, FTP's net revenues for July and
August 1998 must exceed $5,572,000.

         The Merger is conditioned on, among other things, approval of the Merger by the FTP Stockholders and approval by the NetManage Stockholders of the issuance of the shares of NetManage Common Stock in the Merger.

         If you have already cast your vote and do not wish to change it, then you need not do anything. If, however, after reviewing the information set forth above, you wish to revoke any proxy previously submitted by you, you must complete, date and sign the enclosed proxy and return it to NetManage prior to the NetManage Special Meeting or to FTP prior to the FTP Special Meeting, as applicable, in accordance with the instructions provided in the Joint Proxy Statement/Prospectus.

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         This Supplement contains forward-looking statements. These forward-looking statements include statements about FTP's expectations relating to FTP's total July 1998 net revenues, which are subject to further review by FTP's management and independent public accountants, and expectations relating to the Merger, which is subject to a number of conditions, including those outlined above, that may not be satisfied. Other risks and uncertainties associated with the Merger are described in the Joint Proxy Statement/Prospectus, which is included in NetManage's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 15, 1998.